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            [POWELL, GOLDSTEIN, FRAZER & MURPHY LETTERHEAD]


                                        October 3, 1996

                                                                EXHIBIT 5.1

Outdoor Systems, Inc.
2502 North Black Canyon Highway
Phoenix, Arizona 85009

        Re: Outdoor Systems, Inc., Amendment No. 1 to Registration Statement on Form S-3 (Reg. No. 333-9713)

Ladies and Gentlemen:

        We have acted as special counsel to Outdoor Systems, Inc., a Delaware corporation (the "Company"), and Outdoor Systems Painting, Inc., an Arizona corporation, OS Advertising of Texas Painting, Inc., a Texas corporation, OS Baseline, Inc., an Arizona corporation, Decade Communications Group, Inc., a Colorado corporation, Bench Advertising Company of Colorado, Inc., a Colorado corporation, and New York Subways Advertising Co., Inc., an Arizona corporation (collectively the "Subsidiary Guarantors"), in connection with the public offering of $150,000,000 aggregate principal amount of the Company's Senior Subordinated Notes due 2006 (the "Notes") which are to be guaranteed on a senior subordinated basis by the Subsidiary Guarantors (the guarantees of the Subsidiary Guarantors are collectively referred to herein as the "Subsidiary Guarantees") pursuant to an Indenture (as defined herein). The Notes and the Subsidiary Guarantees are collectively referred to herein as the "Securities."

        The Securities are to be issued pursuant to an indenture (the "Indenture") to be entered into between the Company, the Subsidiary Guarantors, and The Bank of New York, as Trustee (the "Trustee").

        This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-3 (Reg. No. 333-9713) as filed with the Securities and Exchange Commission (the "Commission") on August 7, 1996 under the Act (the "Registration Statement"); (ii) the form of Amendment No. 1 to the Registration Statement ("Amendment No. 1") as proposed to be filed with the Commission on October 4, 1996; (iii) the form of the Underwriting Agreement (the "Underwriting Agreement") proposed to be entered into between the Company, as issuer, the Subsidiary Guarantors, CIBC Wood Gundy Securities Corp., and Alex. Brown & Sons Incorporated, as underwriters (the "Underwriters"), being filed as an exhibit to Amendment No. 1; (iv) the form of the Indenture being filed as an exhibit to Amendment No. 1; (v) the form of the Securities; (vi) the Certificate of Incorporation of the Company and the Subsidiary Guarantors, as currently in effect; (vii) the By-Laws of the Company and the Subsidiary Guarantors, as currently in effect; and (viii) certain resolutions of the Board of Directors of the Company and the Subsidiary Guarantors, in each case, relating to the issuance and sale of the Securities, the issuance of the Subsidiary Guarantees and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Subsidiary Guarantors and such agreements, certificates of public officials, certificates of officers or other representatives of the Company, the Subsidiary Guarantors and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

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Outdoor Systems, Inc.
October 3, 1996
Page 2.


        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company and the Subsidiary Guarantors, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts materials to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company, the Subsidiary Guarantors and others.

        Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any other jurisdiction, other than the laws of the United States of America to the extent specifically referred to herein.

        Based upon and subject to the foregoing, we are of the opinion that when
(i) the Registration Statement becomes effective and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended; (ii) the interest rate, maturity, redemption and other terms of the Securities as well as the price at which the Securities are to be sold to the Underwriters pursuant to the Underwriting Agreement and other matters relating to the issuance and sale of the Securities have been approved by the Board of Directors of the Company and the Subsidiary Guarantors; (iii) the Indenture and the Underwriting Agreement have been duly executed and delivered; and (iv) the Securities have been duly executed and authenticated in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement, the issuance and sale of the Securities will have been duly authorized by the Company and the Subsidiary Guarantors, and the Securities will be valid and binding obligations of the Company and the Subsidiary Guarantors entitled to the benefits of the Indenture and enforceable against the Company and the Subsidiary Guarantors in accordance with their terms, except to the extent that (a) enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and (b) the indemnity provisions contained in the Indenture may be deemed unenforceable. Certain of the remedial provisions in the Indenture may be further limited or rendered unenforceable by applicable law but such law does not in our opinion make the remedies provided in the Indenture inadequate for the practical realization of the benefits provided thereby.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                        Very truly yours,



                                POWELL, GOLDSTEIN, FRAZER & MURPHY